                                                                   EXHIBIT 10.28


                       ADDENDUM TO DEVELOPMENT AGREEMENT
                       ---------------------------------

     This ADDENDUM TO DEVELOPMENT AGREEMENT (this "Addendum") is made as of this 1st day of March, 1998 between ViroPharma Incorporated ("ViroPharma") and SELOC France (formerly SICOR, S.A.) ("Developer").

     WHEREAS, ViroPharma, Developer and SELOC AG ("SELOC AG") are parties to that certain Development Agreement dated April 16, 1997 (the "Development Agreement"); and

     WHEREAS, Developer has assumed all of the obligations of SELOC AG under the Development Agreement; and

     WHEREAS, Paragraph 3.8 of the Development Agreement refers to certain "Additional Services" that ViroPharma may desire Developer to provide; and

     WHEREAS, ViroPharma and Developer desire to enter into this Addendum to supplement the Development Agreement and to set forth the terms and conditions pursuant to which Developer shall provide the Additional Services, as more particularly described below (the "Additional Services").

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Addendum, and intending to be legally bound, the parties agree as follows:

Article 1.  Definitions; Incorporation by Reference; Authorization; Starting
            ----------------------------------------------------------------
Materials.
---------

     1.1 Capitalized terms used herein that are not defined in this Addendum shall have meanings ascribed to them in the Development Agreement; provided that as used below or as incorporated by reference herein, (a) the term "Project" shall include all activities undertaken by or on behalf of ViroPharma or Developer in connection with the Development Agreement and the Additional Services, and (b) the term "Bulk Drug Substance Manufacturing Process" shall mean (except as for the discussion of such process in Secession 1.4 below) a three step synthesis, starting with the synthesis of WIN 61834, a written description of which shall be finalized and communicated to Developer after the date of this Addendum, and when so finalized, shall be deemed to be a supplement to this Addendum.

     1.2 The following provisions of the Development Agreement are incorporated herein by reference: Paragraphs 2.2 and 2.3; Paragraphs 3.7 and 3.9; Articles 4 through 6 in their entirety; Paragraph 7.5; and Articles 8 and 9, Articles 11 through 18 in their entirety; provided that all references to "this Agreement" in Article 11 of the Development Agreement shall mean this Addendum and the Development Agreement, and all other references to "this Agreement" in the provisions incorporated by reference herein shall mean this Addendum.

     1.3 Developer warrants that it has assumed all of the rights and obligations of SELOC AG under the Development Agreement, and is authorized to sign this Addendum and perform its obligations hereunder.

     1.4 Unless otherwise notified by ViroPharma that ViroPharma has found an alternative supplier for the Starting Materials, Developer shall manufacture 4-Hydroxyl-3,5-dimethylbenzonitrile ("Dimethyl") and 5-(3 Chloropropyl)-3-methylisoxazole ("Methylisoxazole"), the two key starting materials referenced by the Bulk Drug Substance Manufacturing Process, as such process is referred to and defined in the Development Agreement (the "Original Bulk Drug Substance Manufacturing Process"). Dimethyl and Methylisoxazole, previously referred to in the Original Bulk Drug

Manufacturing Process as WIN 50665 and WIN 61986, respectively, are collectively referred to below as the "Starting Materials." Developer may manufacture the Starting Materials itself or acquire the Starting Materials from P.C.A.S., Developer's parent company ("P.C.A.S."), or another third party, provided that Developer shall ensure that the Starting Materials (a) are manufactured in accordance with the Original Bulk Drug Substance Manufacturing Process, and (b) meet or exceed the specifications for such Starting Materials as described in the Bulk Drug Substance Specifications, and upon ViroPharma's request Developer shall promptly obtain from P.C.A.S. or such other third party and deliver to ViroPharma the batch records used in connection with the manufacture of the Starting Materials, and such batch records shall demonstrate to ViroPharma's reasonable satisfaction that the Starting Materials were manufactured in accordance with the Original Bulk Drug Substance Manufacturing Process and meet or exceed the specifications for such Starting Materials as described in the Bulk Drug Substance Specifications. In all documentation and correspondence received from Developer hereunder that references the Starting Materials, Developer shall only refer to the Starting Materials as 4-Hydroxyl-3,5-dimethylbenzonitrile and 5-(3 Chloropropyl)-3-methylisoxazole, respectively, and shall not refer to the Starting Materials as WIN 50665 or WIN 61986. Developer shall not modify, in any respect, the specifications for either of the Starting Materials without the advance, written consent of ViroPharma in its sole discretion.

     1.5 On or before November 30, 1998, Developer shall list the Starting Materials in its catalogue of commercially available chemicals and shall deliver to ViroPharma a copy of such listing promptly after it first appears in Developer's catalogue (the "Catalogue Entry").

Article 2.  Process Validation Protocol; Interim Batches; Validation Batch I.
            ----------------------------------------------------------------

     2.1 On or before March 31, 1998 (the "Protocol Date") Developer shall provide to ViroPharma, in a form reasonably acceptable to ViroPharma, for its review and approval a written description of: (a) the specifications and test methods for all Starting Materials and intermediates used by Developer to manufacture the Bulk Drug Substance; (b) the Bulk Drug Substance Specifications and test methods; (c) the Bulk Drug Substance Manufacturing Process; and (d) a draft validation protocol, as each of the foregoing is constituted on the Protocol Date. Developer shall make such modifications to each of the foregoing that are requested by ViroPharma from time to time hereafter, and shall not otherwise make any modifications to any of the foregoing without the advance, written consent of ViroPharma (all of the foregoing, together with all of such modifications, are collectively hereinafter referred to as the "Process Validation Protocol").

     2.2 (a) On or before May 1, 1998 (the "Interim Batch Date"), Developer shall:

               (i) deliver to ViroPharma or its designee two batches yielding in the aggregate at least 115 kilograms of Bulk Drug Substance manufactured under cGMP conditions using the Bulk Drug Substance Manufacturing Process and meeting or exceeding the Bulk Drug Substance Specifications (each, an "Interim Batch" and collectively, the "Interim Batches");

               (ii) perform analytical tests on the Interim Batches and on the raw materials, Starting Materials, intermediates and Bulk Drug Substance used in manufacturing the Interim Batches, and shall provide ViroPharma with a certificate of analysis ("COA") and all supporting raw data with each Interim Batch that demonstrates to ViroPharma's reasonable satisfaction that such Interim Batch meets or exceeds the Bulk Drug Substance Specifications (ViroPharma may, at its option, require confirmation of release testing by Developer or a third party); and

               (iii) deliver to ViroPharma 5 gram samples of each Starting Material and intermediate used in manufacturing the Interim Batches, and a 100 gram sample of the final Bulk Drug Substance produced in connection with the manufacture of each of the Interim Batches (collectively, the

"Interim Batch Samples"). Developer shall retain the Interim Batch Samples for a period of not less than two (2) years, and after the expiration of such period shall notify ViroPharma, and shall either dispose of the Interim Batch Samples or return them to ViroPharma, as requested by ViroPharma.

     (b) Developer shall promptly notify ViroPharma in writing of any condition or event that causes any Starting Material or intermediate used in manufacturing an Interim Batch, or final Bulk Drug Substance included in an Interim Batch, to deviate from its applicable specifications.

     (c) On or before June 15, 1998 (the "Interim Batch Documentation Date"), Developer shall provide to ViroPharma the executed batch records used in the manufacture of the Interim Batches in French with English translation, and such batch records shall demonstrate to ViroPharma's reasonable satisfaction that Interim Batches were manufactured in accordance with the Bulk Drug Substance Manufacturing Process and meet or exceed the Bulk Drug Substance Specifications (the "Interim Batch Documentation");

     2.3 (a) On or before June 15, 1998 (the "Validation Batch I Date"), Developer shall:

               (i) deliver to ViroPharma or its designee a batch of at least 150 kilograms of Bulk Drug Substance manufactured under cGMP conditions using the Bulk Drug Substance Manufacturing Process and otherwise in accordance with the Process Validation Protocol, including but not limited to the Bulk Drug Substance Specifications ("Validation Batch I");

               (ii) perform analytical tests on Validation Batch I and on the raw materials, Starting Materials, intermediates and Bulk Drug Substance used in manufacturing Validation Batch I, and shall provide ViroPharma with a COA and all supporting raw data that demonstrates to ViroPharma's reasonable satisfaction that Validation Batch I was manufactured in accordance with the Process Validation protocol and meets or exceeds the Bulk Drug Substance Specifications (ViroPharma may, at its option, require confirmation of release testing by Developer or a third party); and

               (iii) deliver to ViroPharma 5 gram samples of each batch of Starting Materials and intermediate used in manufacturing Validation Batch I, and a 100 gram sample of the final Bulk Drug Substance produced in connection with the manufacture of Validation Batch I (collectively, the "Batch I Samples"). Developer shall retain the Batch I Batch Samples for a period of not less than two (2) years, and after the expiration of such period shall notify ViroPharma, and shall either dispose of the Batch I Samples or return them to ViroPharma, as requested by ViroPharma.

          (b) Developer shall promptly notify ViroPharma in writing of any condition or event that causes any Starting Material or intermediate used in manufacturing Validation Batch I, or final Bulk Drug Substance included in Validation Batch I, to deviate from its applicable specifications prior to recrystalization.

          (c) One or before July 31, 1998 (then "Validation Batch I Documentation Date"), Developer shall:

               (i) deliver to ViroPharma the executed batch records used in the manufacture of Validation Batch I in French with English translation, and such batch records shall demonstrate to ViroPharma's reasonable satisfaction that Validation Batch I was manufactured using the Bulk Drug Substance Manufacturing Process and meets or exceeds the Bulk Drug Substance Specifications, as each is described in the Process Validation Protocol (the "Validation Batch I Documentation");

               (ii) identify in writing the critical steps in the Process Validation Protocol that could lower the cost per kilogram to ViroPharma for manufacturing Bulk Drug Substance (the "Cost Reduction Plan") and covenant in a written instrument substantially in the form attached hereto as Exhibit A (the "Preliminary Addendum Letter Agreement") that, in the event that Developer is selected by ViroPharma to provide the Commercial Requirements, then the terms of a Supply Agreement between ViroPharma and Developer shall include provisions pursuant to which Developer shall sell Bulk Drug Substance to ViroPharma at a cost to ViroPharma not to exceed the amount per kilogram to be stated in the Preliminary Addendum Letter Agreement;

               (iii) provide to ViroPharma in writing for its review and approval the details of how Developer will prepare for the FDA's pre-approval inspection ("PAI"), including the documents that Developer shall have available for FDA review, and Developer's plan for managing the PAI (collectively, the "PAI Plan"). The PAI Plan shall include such information or data reasonably requested by ViroPharma, and may include, without limitation: (i) a quality assurance internal audit of the cGMP issues related to manufacturing Bulk Drug Substance; (ii) a quality assurance internal audit of batch records of all batches of Bulk Drug Substance to be included in or referenced by the NDA for VP63843 and all developmental batches pertaining to the development and scale-up of the Bulk Drug Substance Manufacturing Process; and (iii) conducting a mock PAI with the participation of ViroPharma or its designee. Developer shall promptly correct deficiencies noted by such internal audits and mock PAI. The results of the foregoing audits shall include information about all out-of-specification results from Developer's efforts to date in manufacturing the Bulk Drug Substance. Developer also shall deliver to ViroPharma a development history report that describes in reasonable detail all development, scale-up and validation work performed by Developer, such report to be presented in two sections, the first section discussing the foregoing activities undertaken in respect of chemical processes and the second section discussing the foregoing activities undertaken in respect of analytical chemistry (the "Development History Report").

Article 3.  Drug Master File; Preinspection Document Package.  On or before
            ------------------------------------------------
December 31, 1998 (the "DMF Date"), Developer shall deliver to ViroPharma, for ViroPharma's review and approval, hardcopy and electronic versions of: (a) the drug master file for the Bulk Drug Substance, which shall include the information described in Paragraph 3.1 below (the "Drug Master File"), and (b) a preinspection document package containing a description of Developer's manufacturing facility, such description to summarize the information that manufacturers of bulk drug substance previously were required to provide in a Type I Drug Master File, and a summary of the Bulk Drug Substance Manufacturing Process (the "Preinspection Document Package"). Each of the forgoing shall be in form and substance reasonably satisfactory to ViroPharma. Developer shall make such changes to the to the Drug Master File and Preinspection Document Package that are requested by ViroPharma. Developer acknowledges that ViroPharma shall reference the Drug Master File in its NDA for VP63843, and shall use the Stability Data (as defined below) to prepare the CMC section of such NDA.

     3.1  The Drug Master File shall contain:

          (a) a description of the material process controls, including but not limited to a list of Starting Materials, reagents, solvents, auxiliary materials, specifications, analytical methods and characterization of Starting Materials and intermediates;

          (b) a description of the in-process controls and test methods used, including but not limited to a full description of the control checks performed at each stage of the manufacture, processing and packaging of Bulk Drug Substance;

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

          (c) a flow chart and narrative description of the Bulk Drug Substance Manufacturing Process as constituted on the DMF Date, including but not limited to a description of the specific reaction conditions (such as temperature, time, pressure, etc.), scale quantities (weights, volumes and measures, as well as yield ranges), information regarding the reprocessing of intermediates and the Bulk Drug Substance, and alternate methods or variations in the Bulk Drug Substance Manufacturing Process with an explanation of the circumstances under which such alternate methods or variations would be used, and data to support equivalency in the event that such alternate methods or variations are used;

          (d) a description of Developer's actual practice in manufacturing the Bulk Drug Substance in more detail than would be provided through batch records, including a description of the equipment to be used for the manufacture of a commercial batch of the Bulk Drug Substance;

          (e) appropriate information about the characteristics of, and the test methods used for, the container proposed for use in shipping and holding Bulk Drug Substance (the "Container"), including but not limited to data that demonstrates to ViroPharma's reasonable satisfaction that the Container conforms to the applicable requirements set forth in Title 21 of the United States Code of Federal Regulations (i.e., 21 C.F.R.); and

          (f) a full description of the test methods used to ensure that the Bulk Drug Substance meets or exceeds the requirements of the Bulk Drug Substance Specifications set forth in the Process Validation Protocol.

     3.2 ViroPharma shall review the Drug Mater File and provide comments and requested changes to Developer. Developer shall revise the Drug Master File based upon such comments and requested changes that are mutually agreed to by the parties, such agreement not to be unreasonably withheld by Developer, and shall deliver the revised Drug Mater File to ViroPharma within two (2) weeks after Developer's receipt of such comments and requested changes. Upon ViroPharma's review and approval of the final Drug Master File, and after notification from ViroPharma, Developer shall file the Drug Master File with the FDA, provided that ViroPharma shall give Developer reasonable advance notice of the date that ViroPharma expects such filing to be made. Developer shall provide the FDA with updates to the Drug Master File on an annual basis.

     3.3 Developer shall permit ViroPharma and third parties expressly authorized by ViroPharma in writing to reference the Drug Master File in any filing that ViroPharma or such authorized third parties may make with any governmental or regulatory agency anywhere in the world, and Developer shall promptly provide ViroPharma or such third party with a letter of permission or other documentation deemed reasonably necessary by ViroPharma or such authorized third party to evidence such right. Developer shall not permit any third party to reference the Drug Master File without the advance written authorization of ViroPharma, which ViroPharma may grant or withhold in its sole discretion.

     3.4 ViroPharma shall provide Developer with stability data for the Bulk Drug Substance from time to time ("Stability Data"). Developer shall provide the Stability Data in the original Drug Master File and shall update the Drug Master File in its annual reports regarding the Drug Master File.

     3.5 Without limiting the generality of Articles 1, 4 and 5 of the Development Agreement as incorporated herein, Developer acknowledges that the Drug Master File, the Stability Data and the information described in Paragraph
6.6 below are specifically included within the definitions of "Intellectual Work Product" and "Confidential Information," as such terms are used in the Development

Agreement and as incorporated by reference herein, and are subject to all of the restrictions, limitations and requirements on use, disclosure and return to ViroPharma as set forth therein.

Article 4.  Validation Batch II
            -------------------

     4.1 Unless this Addendum is sooner terminated as set forth herein, on or before October 31, 1998 (the "Validation Batch II Date"), Developer shall:

          (a) prior to manufacturing Validation Batch II (as defined below), deliver to ViroPharma master batch records that shall describe Developer's proposed manufacturing activities for Validation Batch II for ViroPharma's review and approval prior to initiating such activities, and shall make such changes to such master batch records that are reasonably requested by ViroPharma (as approved by ViroPharma, the "Approved Validation Batch II Master Batch Records");


          (b) deliver to ViroPharma or its designee a second batch of at least three hundred (300) kilograms of the Bulk Drug Substance manufactured under cGMP conditions using the Bulk Drug Substance Manufacturing Process and otherwise in accordance with the Process Validation Protocol, including but not limited to the Bulk Drug Substance Specifications ("Validation Batch II");

          (c) perform the analytical tests described in the Process Validation Protocol on Validation Batch II on the raw materials, Starting Materials, intermediates and Bulk Drug Substance used in manufacturing Validation Batch II, and shall provide ViroPharma with a COA and all supporting raw data that demonstrates to ViroPharma's reasonable satisfaction that Validation Batch II was manufactured in accordance with the Process Validation protocol and meets or exceeds the Bulk Drug Substance Specifications (ViroPharma may, at its option, require confirmation of release testing by Developer or a third party);

          (d) deliver to ViroPharma 5 gram samples of each Starting Material and intermediate used in manufacturing Validation Batch II, and a 100 gram sample of the final Bulk Drug Substance produced in connection with the manufacture of Validation Batch II (collectively, the "Batch II Samples"). Developer shall retain the Batch II Batch Samples for a period of not less than two (2) years, and after the expiration of such period shall notify ViroPharma, and shall either dispose of the Batch II Samples or return them to ViroPharma, as requested by ViroPharma; and

          (e) covenant in a written instrument substantially in the form attached hereto as Exhibit A (the "Final Addendum Letter Agreement") that, in the event that Developer is selected by ViroPharma to provide the Commercial Requirements, then the terms of a Supply Agreement between ViroPharma and Developer shall include provisions pursuant to which Developer shall sell Bulk Drug Substance to ViroPharma at a cost to ViroPharma not to exceed the amount per kilogram to be stated in the Final Addendum Letter Agreement

     4.2 Developer shall promptly notify ViroPharma in writing of any condition or event that causes any Starting Material or intermediate used in manufacturing Validation Batch II, or final Bulk Drug Substance included in Validation Batch II, to deviate from its applicable specifications prior to recrystalization.

     4.3 On or before December 31, 1998 (the "Validation Batch II Documentation Date"), Developer shall:

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

          (a) provide to ViroPharma the executed batch records used in the manufacture of Validation Batch II in French with English translation, and such batch records shall demonstrate to ViroPharma's reasonable satisfaction that Validation Batch II was manufactured in accordance with the Approved Validation Batch II Master Batch Records, using the Bulk Drug Substance Manufacturing Process and that Validation Batch II meets or exceeds the Bulk Drug Substance Specifications, as each of the Bulk Drug Substance Manufacturing Process and the Bulk Drug Substance Specifications is described in the Process Validation Protocol (the "Batch II Documentation"); and

          (b) deliver to ViroPharma reasonably detailed information on all vendors of Starting Materials, reagents and solvents used by Developer from the date of the Development Agreement through December 31, 1998 as well as a description on how Developer qualified each of the vendors from whom Developer obtained the foregoing materials ("Vendor Data").

Article 5.  Validation Batch III
            --------------------

     5.1 Unless this Addendum is sooner terminated as set forth herein, on or before a date to be mutually agreed to by the parties (the "Validation Batch III Date") Developer shall:

          (a) prior to manufacturing Validation Batch III (as defined below), deliver to ViroPharma master batch records that shall describe Developer's proposed manufacturing activities for Validation Batch III for ViroPharma's review and approval prior to initiating such activities, and shall make such changes to such master batch records that are reasonably requested by ViroPharma (as approved by ViroPharma, the "Approved Validation Batch III Master Batch Records");

          (b) deliver to ViroPharma or its designee a third batch of at least three hundred (300) kilograms of the Bulk Drug Substance manufactured under cGMP conditions using the Bulk Drug Substance Manufacturing Process and otherwise in accordance with the Process Validation Protocol, including but not limited to the Bulk Drug Substance Specifications ("Validation Batch III");

          (c) perform the analytical tests described in the Process Validation Protocol on Validation Batch III on the raw materials, Starting Materials, intermediates and Bulk Drug Substance used in manufacturing Validation Batch III, and shall provide ViroPharma with a COA and all supporting raw data that demonstrates to ViroPharma's reasonable satisfaction that Validation Batch III was manufactured in accordance with the Process Validation protocol and meets or exceeds the Bulk Drug Substance Specifications (ViroPharma may, at its option, require confirmation of release testing by Developer or a third party); and

          (d) deliver to ViroPharma 5 gram samples of each Starting Material and intermediate used in manufacturing Validation Batch III, and a 100 gram sample of the final Bulk Drug Substance produced in connection with the manufacture of Validation Batch III (collectively, the "Batch III Samples"). Developer shall retain the Batch III Batch Samples for a period of not less than two (2) years, and after the expiration of such period shall notify ViroPharma, and shall either dispose of the Batch III Samples or return them to ViroPharma, as requested by ViroPharma.

     5.2 Developer shall promptly notify ViroPharma in writing of any condition or event that causes any Starting Material or intermediate used in manufacturing Validation Batch III, or final Bulk Drug Substance included in Validation Batch III, to deviate from its applicable specifications prior to recrystalization.

     5.3 On or before the end of the second month immediately following the Validation Batch III Date (the "Validation Batch III Documentation Date"), Developer shall provide to ViroPharma the

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

executed batch records used in the manufacture of Validation Batch III in French with English translation, and such batch records shall demonstrate to ViroPharma's reasonable satisfaction that Validation Batch III was manufactured in accordance with the Approved Validation Batch III Master Batch Records, using the Bulk Drug Substance Manufacturing Process, and that Validation Batch III meets or exceeds the Bulk Drug Substance Specifications, as each of the Bulk Drug Substance Manufacturing Process and the Bulk Drug Substance Specifications is described in the Process Validation Protocol (the "Validation Batch III Documentation").

Article 6.  Delivery and Payment
            --------------------

     6.1 Within thirty (30) days after the full execution of this Addendum, ViroPharma shall pay Developer the amount of $80,500. Provided that ViroPharma or its designee receives the deliverables set forth below (each, a "Deliverable") on or before the delivery date set forth opposite the applicable Deliverable (each, a "Delivery Date"), then ViroPharma shall pay SELOC the amounts set forth below for the applicable Deliverable:

Deliverable                                              Delivery Date          Payment Amount
-----------------------------------------------  -----------------------------  --------------

Process Validation Protocol                      the Protocol Date                    $ 80,500

Interim Batches, analytical results and          the Interim Batch Date               $248,400
COA, Interim Batch Samples

Interim Batch Documentation                      the Interim Batch                    $ 62,100
                                                 Documentation Date

Validation Batch I, analytical results and       the Validation Batch I Date          $322,000
COA, Batch I Samples

Validation Batch I Documentation,                the Validation Batch I               $ 80,500
Cost Reduction Plan, Preliminary Addendum        Documentation Date
Letter Agreement, PAI Plan, Development
History Report

Drug Master File, the Catalogue Entry,
Preinspection Document Package                   the DMF Date                         $ 80,500

Validation Batch II, analytical results, COA,    the Validation Batch II Date         $289,800
Batch II Samples and Final Addendum
Letter Agreement

Validation Batch II Documentation,               the Validation Batch II              $ 80,500
Vendor Data                                      Documentation Date

Validation Batch III, analytical results and     the Validation Batch III Date        $289,800
COA, Batch III Samples

Validation Batch III Documentation               the Validation Batch III             $ 80,500
                                                 Documentation Date

     6.2 If this Addendum is not terminated prior to Developer's manufacture and delivery to ViroPharma all of the Deliverables set forth above, then ViroPharma shall pay Developer the amount of $225,400 upon the earlier of the satisfaction of the condition described in Article 8 below or the date that the FDA approves the NDA in respect of VP63843.

     6.3 Developer shall deliver all Deliverables constituting items other than Bulk Drug Substance to ViroPharma DDP Exton, PA, USA, or to such other place designated by ViroPharma in writing. Developer shall deliver all Deliverables constituting Bulk Drug Substance DDP to the party and location identified by ViroPharma in writing, which initially shall be to Patheon, Inc. at Mississauga, Ontario, Canada. The foregoing delivery terms shall have the meaning as defined in Incoterms 1990. Developer shall be solely responsible for all freight, insurance, customs duties and other shipping charges, and for acquiring all import and export licenses, documentation and approvals.

     6.4 In no event shall ViroPharma be obligated to pay SELOC in excess of $1,920,500 for activities undertaken by Developer hereunder (the "Total Fee"). All payments due and owing from ViroPharma hereunder shall be made to Developer's Designee (as defined in Article 10 below), unless otherwise instructed by Developer in writing. Payment on all invoices issued under this Addendum shall be due and payable within thirty (30) days after ViroPharma's receipt of the invoice. Any and all payments to be made by ViroPharma under this Addendum shall be made in U.S. Dollars.

     6.5 If any item of Bulk Drug Substance is not manufactured in accordance with the applicable standards set forth in this Addendum, or if Developer fails to deliver to ViroPharma or its designee any Deliverable by the Delivery Date applicable to such Deliverable, then ViroPharma may, at its option, either:

          (a) terminate this Addendum pursuant to Paragraph 7.1(b) below; or

          (b) in the event that any Deliverable consisting of Bulk Drug Substance is not manufactured in accordance with the Bulk Drug Substance Manufacturing Process, the Bulk Drug Substance Specifications or other standard set forth in the Process Validation Protocol, (i) require Developer to rerun the Interim Batch, Validation Batch I, Validation Batch II or Validation Batch III (each, a "Rerun Batch"), as the case may be, at Developer's sole cost and expense, and deliver to ViroPharma the applicable Rerun Batch within 45 days after the date that ViroPharma notifies Developer of ViroPharma's election to proceed under this Section 6.5(b); (ii) purchase the Interim Batches, Validation Batch I, Validation Batch II or Vaidation Batch III, as the case may be, at a price equal to seventy-five percent (75%) of the "Payment Amount" listed opposite such Deliverable in Section 6.1, and (iii) continue under this Addendum; or

          (c) in the event that any Deliverable consisting of Bulk Drug Substance is not delivered on or before the applicable Delivery Date for such Deliverable (subject to Paragraph 9.4 below), purchase the Interim Batches, Validation Batch I, Validation Batch II or Validation Batch III, as the case may be, when finally delivered to ViroPharma at a price equal to seventy-five percent (75%) of the "Payment Amount" listed opposite such Deliverable in
Section 6.1 above, and continue under this Addendum; or

          (d) require Developer to take such additional steps, at its sole expense and within a time period to be mutually agreed to by ViroPharma and Developer (such agreement not to be unreasonably withheld by Developer and such time period not to exceed 45 days after the date that ViroPharma notifies Developer of ViroPharma's election to proceed under this Section 6.5(d)), that ViroPharma and Developer agree are necessary (the "Additional Documentation Steps") to permit Developer to complete any Deliverable constituting an item other than Bulk Drug Substance, and either (i) continue under this Addendum, or
(ii) terminate this Addendum pursuant to Article 7 below, provided that, in either case, the amount payable by ViroPharma in respect of the Deliverables to which the Additional Documentation Steps relate shall be reduced by an amount equal to two and one-half percent (2.5%) of the Total Fee.

     6.6 Developer shall provide ViroPharma copies of all Project Materials generated in connection with the activities performed by Developer hereunder upon ViroPharma's request, but in any event not more frequently than once every two (2) weeks.

Article 7.  Termination
            -----------

     7.1 This Addendum may be terminated as set forth in this Paragraph 7.1:

          (a) ViroPharma may terminate this Addendum for any reason other than as described in Paragraphs 7.1(b), (c) or (d) after the Validation Batch I Date upon sixty (60) days advance written notice to Developer (a "Termination Without Cause").

          (b) ViroPharma may terminate this Addendum immediately upon written notice to Developer if any item of Bulk Drug Substance is not manufactured in accordance with the applicable standards set forth in this Addendum, or if (subject to Paragraph 9.4 below) Developer fails to deliver to ViroPharma or its designee any Deliverable by the applicable Delivery Date for such Deliverable.

          (c) The nondefaulting party may terminate this Addendum immediately upon written notice to the defaulting party if any of the events described in Paragraph 7.2(c) of the Development Agreement occurs with respect to the defaulting party.

          (d) Any party may terminate this Addendum upon sixty (60) days written notice to the other party if performance of this Addendum in accordance with its terms by the party giving notice would violate any law or regulation applicable to such party.

     7.2 Upon a termination of this Addendum, ViroPharma's obligations shall be as set forth in this Paragraph 7.2.

          (a) Upon a Termination Without Cause by ViroPharma, ViroPharma's sole obligation to Developer shall be to pay Developer (i) all amounts incurred by Developer in respect of noncancelable obligations for the purchase of raw materials that were to be used in manufacturing Bulk Drug Substance for ViroPharma ("Raw Materials"), provided that Developer shall deliver such Raw Materials, at ViroPharma's sole expense, to such location as is designated by ViroPharma, plus (ii) all amounts then unpaid and due in accordance with the terms of this Addendum for all Deliverables shipped to or received by ViroPharma prior to the date that ViroPharma notified Developer of such Termination Without Cause; plus (iii) $21,252, if a Termination Without Cause occurs prior to the Validation Batch II Date, or $122,199, if a Termination Without Cause occurs after the Validation Batch II Date but before the Validation Batch III Date.

          (b) If this Addendum is terminated by ViroPharma pursuant to Paragraph 7.1(b) above or Paragraph 9.4 below, then ViroPharma's sole obligation to Developer shall be to pay all amounts then unpaid and due in accordance with the terms of this Addendum for all Deliverables accepted by ViroPharma prior to the date of the written notice of such termination.

          (c) Upon a termination of this Addendum by ViroPharma pursuant to Paragraph 7.1(c) above, then ViroPharma's shall have no further obligation to pay any further amount to Developer; provided that any termination by ViroPharma of this Addendum due to any event affecting Developer that is described in Paragraph 7.2(c)(i) of the Development Agreement shall not affect ViroPharma's obligation to pay to Developer all amounts then unpaid and due in accordance with the terms of this Addendum.

          (d) Upon termination of this Addendum by any party pursuant to Paragraph 7.1(d) above, ViroPharma's sole obligation shall be to pay Developer for the Deliverable(s) delivered to ViroPharma through the effective date of such termination.

     7.3 The termination or expiration of this Addendum through any means and for any reason shall not relieve the parties of any obligation accruing prior thereto. The following provisions of this Addendum shall survive the termination or expiration of this Addendum: Article 1 in its entirety; Paragraphs 3.3, 3.5, 6.6, 7.2, 7.3 and Articles 8, 9 and 10 in their entirety. The following provisions of the Development Agreement, as incorporated herein as set forth above, shall survive the termination or expiration of this Addendum: Paragraphs 3.1(d), 3.6, and 4.2 through 4.4, Articles 5 and 6 in their entirety, Paragraphs
7.3 through 7.6, and Articles 8 through 18 in their entirety.

Article 8.  Covenants, Representations and Warranties.   In addition to the
            -----------------------------------------
covenants, representations and warranties of Developer as set forth herein or as incorporated by reference herein, Developer covenants, represents and warrants that Developer's facility, the Process Validation Protocol and all other processes and procedures used by Developer in connection with its manufacture of Bulk Drug Substance, shall meet or exceed the requirements of the FDA, and that Developer will satisfy the requirements of the FDA's PAI in respect of the Bulk Drug Substance.

Article 9.  General.
            --------

     9.1 ViroPharma shall not be deemed to have accepted any shipment of Bulk Drug Substance, and shall not be obligated to make any payment with respect thereto, until ViroPharma or its designee has confirmed that such Bulk Drug Substance meets or exceeds the Bulk Drug Substance Specifications; provided that if ViroPharma does not so confirm that the applicable shipment of Bulk Drug Substance meets or exceeds the Bulk Drug Substance Specifications within forty-five (45) days after its receipt of such Bulk Drug Substance, then ViroPharma shall be deemed to have accepted such Bulk Drug Substance.

     9.2 Except as specifically stated herein, all Project Materials delivered to ViroPharma shall be in English, and all communications and notices delivered to by either party hereunder shall be in English.

     9.3 Notwithstanding anything to the contrary set forth in the Development Agreement, all notices hereunder or under the Development Agreement shall be in writing and shall be delivered personally, mailed by overnight delivery, registered or certified mail, postage prepaid, or given by facsimile to the following addressees or facsimile numbers of the respective parties:


  If to Developer:    SELOC France
                      19, route de Meulan
                      F-78520
                      Limay, France
                      Attn: Didier Bensoussan, Ph.D.
                      Fax Number: 011 33 1 30 92 03 46

  If to ViroPharma:  ViroPharma Incorporated
                     405 Eagleview Boulevard
                     Exton, PA 19341
                     Attn: Dr. Mark McKinlay
                     Fax Number:  610-458-7380

  with a copy to:    ViroPharma Incorporated
                     405 Eagleview Boulevard
                     Exton, PA 19341
                     Attn:  Vice President, General Counsel
                     Fax Number:  610-458-7380

Notices shall be effective upon receipt if personally delivered, on the fifth business day following the date of mailing if sent by certified or registered mail, on the second business day following the date of delivery to the express mail service if sent by express mail, and in the case of facsimile transmission,
when confirmed by facsimile machine report.   A party may change its address
listed above by notice to the other party given in the manner described in this Paragraph 9.3.

     9.4 Neither party shall be liable for the failure to perform or delay in performing with respect to any provision of this Addendum to the extent performance in the required manner shall be prevented, hindered or delayed in whole or in part by power failures, earthquakes, floods or other acts of God, or compliance with an act or request of a governmental authority or persons purporting to act with governmental authority; provided that the affected party shall use its best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed; and provided further that if either party is unable to fulfill any relevant obligation under this Addendum due to any such cause, and this situation continues for a period of thirty (30) days, then the other party hereto shall have the right to terminate this Addendum by written notice.

Article 10.  Developer Designee.  Developer may use InterChem Corporation, or
             ------------------
such other third party designated by Developer in writing (the "Designee"), to assist Developer in shipping the Deliverables to ViroPharma. All sums due hereunder from ViroPharma shall be paid to Designee on behalf of Developer, and upon such payment, ViroPharma shall have no further obligations in respect of such payment to Developer. Notwithstanding the foregoing, the use of Designee by Developer, and the acceptance of any Deliverable by ViroPharma delivered to it by Designee, shall in no way diminish any rights that ViroPharma may enforce against Developer, and shall not act as a waiver or estoppel of any claim that ViroPharma may have at any time against Developer arising from or relating to this Addendum. The parties expressly acknowledge that the use of Designee is for the convenience of Developer.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the day and year first-above written.

SELOC FRANCE                                       VIROPHARMA INCORPORATED

By:                                               By:
    -----------------------                           ---------------------

Name:                                             Name:
      ---------------------                             -------------------

Title:                                            Title:
       --------------------                              ------------------

                                   EXHIBIT A


                                    [DATE]

ViroPharma Incorporated
405 Eagleview Boulevard
Exton, PA 19341

Gentlemen:

  Reference is hereby made to that certain Addendum to Development Agreement dated as of March 1, 1998 (the "Addendum") between SELOC France (formerly SICOR
SA) ( the "Developer") and ViroPharma Incorporated ("ViroPharma"). All capitalized terms used in this letter and not defined below shall have the meanings ascribed to them in the Addendum or the Development Agreement dated April 16, 1997 among Developer, SELOC AG and ViroPharma. This letter supercedes Letter Agreement between the parties dated December 22, 1997.

  In the event that Developer is selected by ViroPharma to provide ViroPharma's Commercial Requirements, then the terms of a Supply Agreement between Developer and ViroPharma shall include provisions pursuant to which: (a) if Developer improves the synthetic process for manufacturing Bulk Drug Substance, realizes cost saving for raw materials or Starting Materials or otherwise reduces its manufacturing costs for Bulk Dug Substance, then ViroPharma shall realize the benefit of such costs savings in a reduced per-kilogram price charged by Developer to ViroPharma for Bulk Drug Substance by a pricing method to be agreed to by the parties in the Supply Agreement; and (b) in any event, Developer shall sell Bulk Drug Substance to ViroPharma at a price per kilogram (including shipping costs, customs duties and taxes) not to exceed those set forth below (provided that ViroPharma purchases the annual quantity of Bulk Drug Substance set forth opposite each price), and each such price shall include the per kilogram cost of the Starting Materials set forth opposite each such price:

                                             Starting Material Cost Per Kilogram
                                             -----------------------------------
  Quantity           Bulk Drug Price Per
  --------
                    Kilogram Not To Exceed          Dimethyl  Methylisoxazole
                    ----------------------          --------  ---------------

100 kilograms--1 metric ton

In excess of 1 metric ton--3 metric tons

In excess of 3 metric tons--10  metric tons

In excess of 10 metric tons

                                            Sincerely,

                                            SELOC France

                                            ___________________________
                                            By:
                                            Its:

ACKNOWLEDGED:

VIROPHARMA INCORPORATED

____________________________
By:
Its:

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